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                                                                   EXHIBIT 4.1.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            AURORA ELECTRONICS, INC.

                           ---------------------------


                  AURORA ELECTRONICS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  FIRST: That the following resolutions were duly adopted by the Board of Directors of the Corporation, setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their approval. The resolutions are as follows:

                  "RESOLVED, that in connection with the Merger, and as further contemplated by the Merger Agreement, there is hereby adopted an amendment to the Corporation's Restated Certificate of Incorporation pursuant to which the authorized capital stock of the Corporation shall be changed from 51,000,000 shares, consisting of 50,000,000 shares of Common Stock, $.03 par value ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), to 301,000,000 shares, consisting of 300,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, and, in connection with such change, paragraph (A) of Article FOURTH of the Corporation's Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

                  '(A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 301,000,000 shares, consisting of 300,000,000 shares of Common Stock, $.03 par value and 1,000,000 shares of Preferred Stock, $.01 par value.'

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                  FURTHER RESOLVED, that the Board of Directors of the
         Corporation hereby declares that the foregoing amendment to the Corporation's Restated Certificate of Incorporation is desirable and in the best interests of the Corporation, and hereby recommends that the amendment be submitted to the stockholders of the Corporation for their approval pursuant to Section 242(b) of the General Corporation Law of the State of Delaware."

                  SECOND: That thereafter the amendment to the Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, after having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.





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                  IN WITNESS WHEREOF, AURORA ELECTRONICS, INC. has caused this
Certificate to be signed by Steven L. Korby, its Executive Vice President and Chief Financial Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, as of the 29th day of April 1998.


                                            AURORA ELECTRONICS, INC.




                                            By /s/ STEVEN L. KORBY
                                               -----------------------------
                                               Steven L. Korby,
                                               Executive Vice President and
                                                  Chief Executive Officer